Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 1 Policy on Inside Information and Insider Trading Issued By: The Legal Department Policy Number: Region: Global Supersedes: Previous version Apr. 1, 2019 Segment: All Issue Date: Feb. 27, 2023 Policy Owner: Legal Department Effective Date: Feb. 27, 2023 Policy Approver: The Board of Directors I. PURPOSE FTI Consulting, Inc., together with its subsidiaries and affiliates worldwide (collectively “FTI Consulting” or the “Company”), is committed to upholding both the letter and the spirit of the securities laws of the United States and other jurisdictions in which we conduct business. These laws prohibit buying, selling, or otherwise transacting in securities on the basis of material, nonpublic information or passing such information along to others who buy or sell securities. Insider trading is a serious matter that can carry severe criminal or civil penalties for both our Company and the individuals involved. This Policy explains the strict legal and ethical prohibitions against insider trading and the related offense of “tipping.” It further establishes rules that we must observe both to comply with these legal and ethical standards and to avoid even the appearance of impropriety. II. SCOPE This Policy applies to FTI Consulting, all FTI Consulting employees, non-employee directors, consultants and contractors, as well as all former, temporary or retired officers (collectively “covered individuals”). The restrictions in this Policy also apply to a covered individual’s spouse, partner, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law, anyone else (other than domestic employees) living in a covered individual’s household, and any relative of a covered individual whose transactions in FTI Consulting securities are directed by or are subject to the influence or control of the covered individual (collectively, “family members”). This Policy also applies to an entity over which a covered individual has significant influence as it relates to securities trading decisions of that entity, such as partnerships, trusts, and estates. References to “you” should be read to include all of the foregoing.

Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 2 III. DEFINITIONS OF INSIDER TRADING AND TIPPING Insider trading is the act of buying or selling stock or other securities, including derivative securities, on the basis of “inside,” or material, nonpublic information. Insider trading can also include other transactions, such as gifts. It includes actions that are intended either to make a profit or avoid a loss. Information is material if there is a likelihood it would be considered important by a reasonable investor in determining whether to buy, hold or sell the stock or other securities of the company to which the information relates. Material information could relate to past events, future expectations, or any other aspect of the business and could be positive or negative. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Material information is “nonpublic” if it is not generally known or available to the public, such as when the information has not been widely disseminated to the public through major newswire services, national news services, financial news services, a webcast generally available to the public or a filing with the U.S. Securities and Exchange Commission (the “SEC”). For purposes of this Policy, information relating to FTI Consulting is considered nonpublic until the Company has made any necessary disclosure, whether through a press release or other Company disseminated public announcement and enough time has elapsed to permit the investment market to absorb and evaluate the information. “Tipping” refers to the act of providing another person or entity with inside information regarding FTI Consulting (or any other public company). For purposes of this Policy, prohibited tipping includes providing inside information to anyone, including friends, family members or acquaintances, under circumstances that suggest that you or another tipper were trying to help such person or entity to make a profit or avoid a loss. IV. POLICY OVERVIEW You may not use material, nonpublic information to buy, sell, or otherwise transact, directly or indirectly, in the securities of FTI Consulting, a client, vendor, or any other company. Similarly, you may not engage in unlawful tipping. This holds true whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others. Where specific conduct may be permitted under local law, but is prohibited by this Policy, this Policy must be followed. It is important to avoid even the appearance of insider trading or unlawful tipping. In this regard, confidential information relating to the performance, operating results, and financial condition of FTI Consulting should only be communicated internally on a need-to-know basis and only the minimum necessary amount of information should be shared. To further help avoid the appearance of insider trading, the Company has implemented a number of additional rules and restrictions related to personal securities trading. These restrictions, which are set out in the sections below, do not apply to the following types of investments or transactions: • Mutual funds or exchange traded funds (“ETFs”) invested in FTI Consulting securities as long as no covered individual controls the investment decisions;

Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 3 • The vesting of Company stock options, restricted stock or restricted stock units; or the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units (though the sale of securities to cover withholding taxes on vesting would be subject to the restrictions of this Policy); • Stock option exercises that do not involve the sale of the underlying stock; • Non-discretionary (i.e., pre-arranged) transactions in securities such as through 401(k) plans and 529 plans); and • Managed Account transactions are permissible as long as you obtain written confirmation from the person or entity managing your account that you (or, if applicable, a member of your immediate family) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. Such plans must be approved by the Chief Compliance Officer. V. RESTRICTIONS ON TRADING IN FTI CONSULTING SECURITIES As noted above, you may never trade in securities of FTI Consulting at any time that you possess material, nonpublic information about our Company nor may you tip based on such information. Common examples of FTI Consulting material, nonpublic information include information regarding: • A merger, acquisition, disposition or other significant transaction involving FTI Consulting or another company • FTI Consulting's financial results or projections of future earnings or losses • Pending regulatory action or major litigation concerning FTI Consulting • Unannounced stock offerings • Major changes in management • The awarding or loss of a significant contract or client engagement • Any other information that if made public would be likely to have an effect on the price of FTI Consulting securities In addition to these basic prohibitions against insider trading and unlawful tipping, the Company has imposed the following rules with respect to trading in FTI Consulting securities that apply whether or not you possess inside information: • You may not engage in derivative transactions or hedging activities with respect to FTI Consulting securities. By way of example and not limitation, derivative transactions and hedging activities include trading in options, warrants, puts and calls or similar instruments; engaging in derivative securities transactions; and hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Other similar speculative activities involving FTI Consulting securities, including placing bets on the price movement of FTI Consulting securities (e.g., spread betting), are strictly prohibited. • You may not engage in a “short sale” or take an equivalent position in FTI Consulting shares of common stock.

Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 4 • You may not hold FTI Consulting securities in a margin account or pledge (or hypothecate) as collateral any FTI Consulting securities. You may not net exercise stock options without the prior consent of the Compensation Committee of the Board of Directors of FTI Consulting. A. “Restricted Persons” Because of the nature of their duties at FTI Consulting, certain employees and our non-employee directors are subject to additional restrictions relating to trading in FTI Consulting securities. These “Restricted Persons,” who will receive written notice of their status, include: • Non-employee members of the FTI Consulting Board of Directors • Board-appointed officers of FTI Consulting • Employees who are members of FTI Consulting’s Executive Committee • Other employees or consultants designated by management who have access to a range of financial and other sensitive information about FTI Consulting, or who gain access to material, nonpublic information in connection with a specific project or transaction1 In addition to the other prohibitions in this Policy, Restricted Persons may only trade in securities of FTI Consulting (1) during prescribed trading windows and (2) with prior approval from FTI Consulting's General Counsel (or, in the General Counsel’s absence, the Chief Ethics and Compliance Officer). i. Trading Window The “trading window” for Restricted Persons begins immediately before the stock market opens on the business day after the release of FTI Consulting's quarterly and annual earnings and ends after the stock market closes on the last trading day prior to the 11th day of the last month of each fiscal quarter and fiscal year. If earnings are released at a time after the U.S. stock market has opened, the release date for purposes of this policy is deemed to be the next trading day. The Company may, on occasion, close the trading window at different times, or keep the trading window closed for a longer period. If you are advised that a special trading blackout is being imposed, both that fact and the reasons for imposing it must be treated as material, nonpublic information that cannot be disclosed. If you have any doubts about whether the trading window is open, you should check with the Legal department. Remember that, even when the trading window is open, you should never trade in securities of FTI Consulting at any time that you possess material, nonpublic information. ii. Pre-Approval Requirement As noted, Restricted Persons must always obtain prior approval from FTI Consulting's General Counsel (or, in the General Counsel’s absence, the Chief Ethics and Compliance Officer) before making any trade or engaging in any 1 The Legal department has adopted a procedure for working with business units to add and remove names from the list of Restricted Persons and notify affected individuals accordingly.

Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 5 other transaction in the securities of FTI Consulting. The person who made the request for approval of a trade or other transaction shall keep confidential the General Counsel’s decision on that request. Requests for approval of trades and transactions by the General Counsel or those who directly or indirectly report to him/her should be submitted to and reviewed by the Chief Financial Officer.2 Please note that pre-approval of a trade or transaction does not constitute personal legal or financial advice and you are ultimately responsible for your investment decisions and compliance with applicable laws. iii. Exceptions to the Rules Affecting Restricted Persons Notwithstanding the above restrictions, you may make bona fide gifts of FTI Consulting securities regardless of whether the trading window is open if (i) you will continue to be the beneficial owner of the shares following the gift or (ii) the recipient of the gift is a family member who will be bound by the timing and preapproval restrictions of this Policy. This would allow, for example, gifts of FTI Consulting securities to a revocable living trust or a family trust during the closed trading window. If the gift is to a family member, that person must agree not to sell the FTI Consulting securities, except during an open trading window. This exception does NOT allow gifts/charitable donations to third parties such as charitable organizations outside of an open window period. Any gifts of FTI Consulting securities by a Restricted Person or their family members, whether inside or outside of an open window period, requires the prior approval of FTI Consulting’s General Counsel or Chief Ethics and Compliance Officer. If the gift is to a charitable organization, neither you nor any of your family members may be a trustee, director, officer or employee of that organization. VI. Rule 10b5-1 Plans Pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is permitted to set up transactions that will take place at a future date so long as the person does not possess material, nonpublic information at the time the plan is established. A covered individual who is aware of material, nonpublic information or who is prohibited from trading as a result of the trading window limitations may only buy, sell, gift or otherwise trade securities pursuant to a trading plan that complies with Rule 10b5-1 (subject to the exception for certain gifts described above). These Rule 10b5-1 plans provide an affirmative defense to liability under the insider trading rules for trades satisfying certain conditions. To be valid, a Rule 10b5-1 plan must first be approved by the Legal department. At a high level, Rule 10b5-1 plans generally require the following: • The covered individual must adopt a contract, instruction or written plan at a time when the covered individual is not aware of material, nonpublic information and not otherwise restricted from trading as a result of a trading window limitation. 2 If both the General Counsel and the Chief Financial Officer plan to trade during the same window period, those trades must be approved by another individual who does not plan to trade in that timeframe. In such a case, the first approver will be the Chief Executive Officer (the “CEO”). If the CEO also plans to trade in that same window period, then the approval authority will shift to the Chairman of the Audit Committee and then to the Chairman of the Board, if necessary.

Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 6 • The Rule 10b5-1 plan must (i) specify the dates, prices, and amounts of securities to be sold; (ii) include a written formula for determining these terms; or (iii) not permit the covered individual to exercise any subsequent influence over how, when, or whether to effect transactions in the securities. • The covered individual must adopt the Rule 10b5-1 plan in good faith and act in good faith with respect to the Rule 10b5-1 plan after adoption. • Transactions under the Rule 10b5-1 plan may only begin following the end of the mandated cooling-off period.3 • The covered individual may not modify or cancel the Rule 10b5-1 plan or have multiple Rule 10b5-1 plans at a single time, except in compliance with the rules and regulations of the SEC. • Officers and directors must include the certifications required by the SEC in their Rule 10b5-1 plans, and any individuals who are subject to the requirements of Section 16 of the Exchange Act must provide to the Company, and consent to the disclosure of, all information that the Company is required to disclose in its reports filed with the SEC. The Company requires that amendments or terminations occur only during an open trading window and at a time when the covered individual is not aware of material, nonpublic information. All amendments or terminations must be approved in advance by FTI Consulting's General Counsel (or, in the General Counsel’s absence, the Chief Ethics and Compliance Officer). This Policy does not include an exhaustive list of conditions that must be met for the use of Rule 10b5-1 plans. Covered individuals wishing to adopt a trading plan will need to refer to the detailed requirements set forth in Rule 10b5-1 of the Exchange Act. VII. RESTRICTIONS ON TRADING IN CLIENT, VENDOR AND OTHER NON-FTI CONSULTING SECURITIES Failure to maintain the confidentiality of information entrusted to the Company, particularly confidential client information, could seriously damage our reputation and business. Allegations of insider trading would be particularly damaging. (As a reminder, you may never trade in the securities of a client or any other company while you are in the possession of material, nonpublic information regarding the issuer of those securities.) In addition to the basic prohibitions against insider trading in FTI Consulting securities, the Company has the following rules with respect to trading in the securities of companies other than FTI Consulting. These rules apply regardless of whether you possess material, nonpublic information about such companies: 3 Rule 10b5-1 plans adopted by directors and officers must provide that trading under the plan cannot begin until the later of: (a) 90 days after the adoption of the Rule 10b5-1 plan; or (b) two business days following the disclosure of the company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted. Rule 10b5-1 plans adopted by other covered individuals must provide that trading under the plan cannot begin until 30 days after adoption of the Rule 10b5-1 plan.

Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 7 • You may not trade in securities of any client during the pendency of an engagement for that client on which you are working or over which you have supervisory responsibilities, without the prior written approval of FTI Consulting’s General Counsel or Chief Ethics and Compliance Officer. • You may not trade in securities issued by a company that is the subject of a litigation proceeding or transaction engagement in which you are providing services, even if that company is not a FTI Consulting client, without the prior written approval of FTI Consulting’s General Counsel or Chief Ethics and Compliance Officer. VIII. RELATIONSHIP TO OTHER POLICIES ADDRESSING CONFIDENTIAL TREATMENT OF INFORMATION As noted throughout this Policy, in order to maintain FTI Consulting’s reputation and avoid even the appearance of insider trading, it is critical that FTI Consulting protect the confidential information developed by or entrusted to it. The Company maintains a number of policies addressing the protection of confidential information, including among others: • Data Privacy Policy • Social Media Policy • Policy on Disclosure Controls • Information Security Policy • Code of Ethics and Business Conduct You are expected to be familiar with and comply with each of these policies, all of which can be found on Atlas. Some of the elements of our duty to maintain confidentiality that you should keep in mind in complying with the Company’s insider trading concerns include the following: • Only certain individuals are authorized to make statements about the financial performance and business plans of FTI Consulting or any affiliate. Do not make public statements on subjects that you are not authorized to discuss. • FTI Consulting policies must be followed with respect to safeguarding information and data, including proper use of social media sites. • Careful consideration should be given prior to providing other employees with material, nonpublic information. The number of insiders should always be kept to the practical minimum. • Steps should be taken in an effort to ensure that consultants and independent contractors have taken necessary measures to assist their employees and contractors in understanding and acknowledging the implications of the misuse or improper disclosure of inside information. • FTI Consulting’s General Counsel or the Chief Ethics and Compliance Officer must be informed immediately if inside information is disclosed to any person (internal or external) who is not authorized to receive such inside information. • Certain of our businesses and business units are required to maintain lists for each client specifying the names of employees and contractors who have access to confidential information relating to that client

Exhibit 99.1 [Amended and Restated Effective February 27, 2023] 8 (“insider lists”). The personnel named on an insider list are prohibited from trading in the securities of such client. IX. CONSEQUENCES OF NON-COMPLIANCE Failure to comply with this Policy can result in disciplinary action, up to and including termination of your employment or other relationship with the Company or ineligibility for future participation in the Company’s equity incentive plans. X. REPORTING NON-COMPLIANCE If you become aware of or have reason to believe that any of your colleagues have violated this Policy, the securities laws of the United States or applicable laws of any other jurisdiction, the Company encourages you to promptly report your concerns to FTI Consulting's General Counsel or Chief Ethics and Compliance Officer or via the FTI Consulting Integrity Helpline (to the extent such reporting is not prohibited by local laws). You will not be retaliated against for making a report in good faith. XI. TRANSACTIONS IN FTI CONSULTING SECURITIES BY THE COMPANY From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable federal securities laws and state laws (including obtaining approvals by the Board of Directors or appropriate committee thereof, if required) when engaging in transactions in FTI Consulting securities. XII. WHERE TO GET HELP If you have any questions about this Policy, please contact FTI Consulting’s Legal department or the Chief Ethics and Compliance Officer.